UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MEDSTONE INTERNATIONAL, INC. (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MEDSTONE INTERNATIONAL, INC.

100 Columbia

Suite 100

Aliso Viejo, California 92656

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 24, 2003

To the Stockholders of

Medstone International, Inc.

The 2003 Annual Meeting of Stockholders of Medstone International, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters, 100 Columbia, Suite 100, Aliso Viejo, California, on July 24, 2003 at 2:00 p.m., local time (the “Meeting”), for the following purposes:

1.        To elect a board of five directors of the Company to serve for the ensuing year and until their successors are duly elected and qualified;

2.        To ratify the appointment of Moss Adams LLP as independent auditors of the Company for the year ending December 31, 2003; and

3.        To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

THE FOREGOING ITEMS OF BUSINESS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

The Board of Directors has fixed the close of business on June 9, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

By order of the Board of Directors,

Mark Selawski, Secretary

Aliso Viejo, California

June 13, 2003

MEDSTONE INTERNATIONAL, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

to be held on July 24, 2003

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Medstone International, Inc., a Delaware corporation (the “Company”), for use at the Company’s 2003 Annual Meeting of Stockholders to be held on July 24, 2003, at 2:00 p.m., local time (the “Meeting”), and at any and all adjournments and postponements of the Meeting. This Proxy Statement and the accompanying form of proxy are expected to be first mailed to stockholders on or about June 13, 2003.

PURPOSES OF THE ANNUAL MEETING

The purposes of the Annual Meeting are: 1) to elect a board of five directors of the Company to serve for the ensuing year and until their successors are duly elected and qualified; 2) to ratify the appointment of Moss Adams LLP as independent auditors of the Company for the year ending December 31, 2003; and 3) to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Mark Selawski, Secretary) a written notice of revocation or a fully executed proxy bearing a later date or by attending the Meeting and voting in person.

RECORD DATE AND VOTING SECURITIES

Stockholders of record at the close of business on June 9, 2003 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the Record Date, 3,758,220 shares of the Company’s Common Stock were issued and outstanding (after deducting 1,984,450 shares held in Treasury).

SOLICITATION

The costs of soliciting proxies will be paid by the Company. Proxies may also be solicited in person or by telephone, telegraph or cable by personnel of the Company who will not receive any additional compensation for such solicitation. The Company may reimburse brokers or other persons representing beneficial owners of stock for their expenses in forwarding solicitation materials to such beneficial owners.

QUORUM AND VOTING

The holders of a majority of the shares of Common Stock outstanding on the record date and entitled to be voted at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournment thereof. Each stockholder is entitled to one vote for each share of Common Stock on any matter that may be presented for consideration and action by the stockholders at the Meeting.

Unless otherwise directed by the stockholder on the proxy card, the persons named as proxies will vote the shares represented by each proxy FOR the nominees to be directors named herein and FOR the ratification of the appointment of Moss Adams LLP as the Company’s independent auditors.

Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of votes present and entitled to vote with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against Proposal 2.

Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted as present or entitled to vote for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company’s 2004 Annual Meeting of Stockholders must be received by the Company no later than February 14, 2004 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. Any such proposal received after April 29, 2004 will be considered untimely for purposes of the 2004 Annual Meeting and proxies delivered for the 2004 Annual Meeting will confer discretionary authority to vote on any such matter.

PROPOSAL ONE—

ELECTION OF DIRECTORS

VOTING PROCEDURE

The authorized number of the Company’s directors is currently fixed at five. All five directors will be elected at the Meeting to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Provided a quorum is present at the Meeting, the five nominees receiving the greatest numbers of votes will be elected. Each share entitles its holder to vote for five nominees and to cast one vote for any nominee.

NOMINEES FOR ELECTION

Management’s nominees for election as directors at the Meeting are set forth in the table below. Each is presently a director of the Company. Unless authority to vote for any directors is withheld in a proxy, it is intended that each proxy will be voted for such nominees. In the event that any of the nominees for directors before the Meeting become unavailable to serve, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominees as may be recommended by the Company’s existing Board of Directors, unless other directions are given in the proxies. To the best of the Company’s knowledge, all the nominees will be available to serve.

Nominee	Age	Principal Occupation
David V. Radlinski	58	Chairman of the Board and Chief Executive Officer of the Company

Frank R. Pope	53	Executive Managing Director The Global Financial Group

Michael C. Tibbitts	55	Health Care Industry Consultant

David A. Reed	70	Retired

Jack Olshansky	74	Consultant

Mr. Radlinski has been the Chairman of the Board and Chief Executive Officer of the Company since September 1995. He had been the President of the Company’s subsidiary, Medstone International, Inc., and Chief Financial Officer and Secretary of the Company from January 1991 to September 1995. From July 1987 to  January 1991, he was the Company’s Executive Vice President of Finance, Chief Financial Officer and Secretary. From 1984 to 1987, he was Vice President of Finance and Chief Financial Officer of Printronix, Inc., a publicly-owned company which manufactured computer printers.

Mr. Pope has been the Executive Managing Director of The Global Financial Group, a private fund management firm, since April 2000. He is also Managing Director of Verdigris Capital, a private investment firm. From April 1981 to October 1996, Mr. Pope was a General Partner with Technology Funding, a venture capital investment firm. He was also the Executive Vice President, Chief Financial Officer and a director of Technology Funding Inc. Mr. Pope is a director of Breadcrumbs.com, Inc., a private software developer, and a director and officer of Advanced BioCatalytics Corp., a private biotech company. Mr. Pope is a C.P.A. and a member of the California Bar. He has been a director of the Company since January 1991.

Mr. Tibbitts is currently a consultant to the health care industry involved with manufacturers, distributors and software development. From January 2000 to June 2001, he was Executive Vice President of Quality System Solutions, a medical software company. From May 1991 to May 1999, he was Vice President of Gulf South Medical Supply, Inc., a medical supply distributor. Prior to joining that corporation, he was employed for 19 years by Johnson & Johnson in two divisions: Sterile Design (which manufactured and marketed kit packages) and Surgikos (which manufactured and marketed surgical supplies). He has been a director of the Company since May 1996.

Mr. Reed, now retired, was formerly president and chief executive officer of St. Joseph Health System in Orange, California. He was also formerly the Board Chairman of Mission Hospital Regional Medical Center in Mission Viejo, California. He serves as the Board Chairman of PacifiCare Health Systems, a publicly traded health care company. He has been a director of the Company since August 1999.

Mr. Olshansky, appointed to the Board in February 2002, recently retired from Montgomery Medical Ventures, a venture capital fund dedicated to emerging companies in the medical field. Mr. Olshansky spent over 15 years developing and financing over 50 companies during his tenure at Montgomery Medical Ventures, which invested in the Company. In conjunction with his association with Montgomery Medical Ventures, Mr. Olshansky served on the Company’s Board of Directors from 1985 to 1991 and served as the Company’s Interim President from November 1989 to June 1990. He currently serves on the Board of Directors of Northfield Laboratories, Inc., a publicly-held corporation engaged in developing blood substitute products, and of 3 other private companies in the medical field. From 1953 to 1983, Mr. Olshansky was involved with Baxter Travenol Laboratories, the Inspiron division of C.R. Bard and Cutter’s Medical Division, where he held various executive management positions.

COMMITTEES AND MEETINGS

The Audit Committee of the Board of Directors currently consists of Messrs. Olshansky, Pope and Tibbitts. Each of the members of the Audit Committee is independent as defined in the rules of the National Association of Securities Dealers, Inc. for purposes of the listing requirements for NASDAQ issuers. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for the Company’s audited financial statements and financial reporting processes. The charter of the Audit Committee, adopted by the Board of Directors in 2001, was included as Appendix A in the Company’s 2001 proxy statement. In addition, the Report of the Audit Committee is set forth below.

The Compensation Committee currently consists of Messrs. Reed and Olshansky. The Compensation Committee reviews salaries and other compensation of officers and employees of the Company and furnishes recommendations for compensation adjustments to the Board of Directors.

The Stock Option Committee currently consists of Messrs. Olshansky and Reed. The Stock Option Committee administers the Company’s employee stock incentive plans.

The Board of Directors has not established a standing nominating committee or other committee performing similar functions.

During the Company’s fiscal year ended December 31, 2002, there were 3 meetings of the Board of Directors, 1 Stock Option Committee meeting, 3 Audit Committee meetings and 1 Compensation Committee meeting. Messrs. Radlinski, Pope, Tibbitts, Reed and Olshansky attended 100% of these meetings applicable to them, except that Mr. Tibbitts was not present at one Audit Committee meeting.

COMPENSATION OF DIRECTORS

The Company currently compensates its outside directors, Messrs. Tibbitts, Pope, Reed and Olshansky, a $10,000 annual retainer, paid quarterly, and $1,000 per Board meeting for their services, and reimburses all directors for expenses incurred by them in connection with the Company’s business.

Options to purchase 4,000 shares of common stock were issued to Mssrs. Pope and Tibbitts under the Company’s 1997 Stock Incentive Plan on June 24, 1999 at an exercise price of $7.375. These options are exercisable, after six months following their grant date, in incremental amounts equal to 1/36 of the underlying shares for each elapsed calendar month during which the director remains on the Company’s Board. Upon his becoming a director in July 1999, Mr. Reed was granted an option under the 1997 Stock Incentive Plan to purchase up to 5,000 shares of Common Stock at an exercise price of $6.56 per share. Upon his becoming a director in February 2002, Mr. Olshansky was granted an option under the 1997 Stock Incentive Plan to purchase up to 5,000 shares of Common Stock at an exercise price of $4.50 per share. Mssrs. Pope and Tibbitts were granted options under the Company’s 1997 Stock Incentive Plan, on August 13, 2002, to purchase up to 5,000 shares each at an exercise price of $4.40 per share. Each such option becomes exercisable, after six months following its grant date, with respect to 1/60 of the shares issuable for each elapsed full month during the five-year period after its grant date during which the grantee remains on the Company’s Board. The option terms are six years.

Each such outstanding option held by a nonemployee director is not transferable during the grantee’s lifetime and has to be exercised within 90 days after the grantee ceased to be a member of the Board for any reason, or in the case of the grantee’s death may be exercised within one year following his death, and will then be exercisable only to the extent it is exercisable on the date the grantee leaves the Board. Subject to certain exceptions set forth in the applicable plan or agreement provisions, the exercisability of such options will be accelerated, and the options will thereafter terminate, if there is a reorganization, merger or consolidation as a result of which the Company is not the surviving corporation or the Company’s outstanding shares are changed into or exchanged for cash, property or securities not of the Company’s issue, or if there is a sale of all or substantially all of the Company’s assets. Such acceleration will not apply if appropriate provisions are made in such a transaction for the assumption of such options by, or the substitution of new options for such options covering the stock of, the surviving, successor or purchasing entity or its affiliate. In addition, acceleration of the option exercises occurs in the event of certain events specified in the agreements, including certain changes in control based on altered makeup of the Company’s Board or stockholders and the market price of the Company’s Common Stock reaching specified levels.

VOTE REQUIRED AND RECOMMENDATION OF BOARD OF DIRECTORS

The nominees receiving the highest number of affirmative votes of the shares entitled to be voted, up to the number of directors to be elected, shall be elected as directors. Votes withheld will be counted for purposes of determining the presence of a quorum for the transaction of business at the Meeting, but will have no other effect upon the election of directors.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE NOMINEES SET NAMED ABOVE.

PROPOSAL TWO—

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

The Board of Directors has selected Moss Adams LLP, independent auditors, to audit the financial statements of the Company for the year ending December 31, 2003, and recommends that the stockholders vote for the ratification of such appointment. In the event such ratification is not approved by the holders of a majority of the shares represented either in person or by proxy, the Board of Directors will reconsider its selection. Representatives of Moss Adams LLP are expected to be available via telephone at the Annual Meeting of Stockholders and will have the opportunity to make statements if they so desire. The representatives also are expected to respond to appropriate questions from stockholders.

On November 30, 2001, the Company engaged Moss Adams LLP to audit the Company’s financial statements for fiscal year 2001, and dismissed the Company’s prior auditors, Ernst & Young LLP, which had audited the Company’s financial statements since 1987. Such engagement of Moss Adams LLP and dismissal of Ernst & Young LLP were both approved by the Company’s Audit Committee and Board of Directors.

For the fiscal periods ended 2002 and 2001, Moss Adams LLP’s report on the Company’s financial statements did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. For the fiscal period ended 2000, Ernst & Young LLP’s report on the Company’s financial statements did not contain any adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the period of fiscal year 2001 when Ernst & Young LLP served as the Company’s independent auditors, the Company did not have any disagreements with them on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure In addition, during that time period, there was no reportable event as defined in Item 304(a) of Regulation S-K of the Securities and Exchange Commission.

AUDIT FEES

Fees paid to Moss Adams LLP for professional services rendered for the audit of the Company’s 2002 financial statements, and for reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for 2002, totaled $114,904. Fees paid to Moss Adams LLP during 2002 for preparation of corporate tax returns and other various tax matters totaled $123,670. The Company’s Audit Committee has concluded that the provision of such tax-related services is compatible with maintaining the independence of Moss Adams LP in the conduct of its auditing functions.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

SECURITY OWNERSHIP

The following table sets forth the number of shares of the Company’s Common Stock known to the Company to be beneficially owned as of June 2, 2003 by each person who owns more than 5 percent of the outstanding shares of Common Stock, by each of the present directors, by each of the executive officers named in the Executive Compensation table in Item 11 and by all executive officers and directors of the Company as a group, and the percentage of the total outstanding shares of Common Stock such shares represented as of June 2, 2003.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Ownership
FMR Corp.	561,200		14.9%
82 Devonshire Street
Boston, MA 02109
Dimensional Fund Advisors, Inc.	349,900		9.3%
1299 Ocean Ave., 11th Floor
Santa Monica, CA 90401
Lloyd I. Miller III	216,260	(4)	5.6%
4550 Gordon Drive
Naples, FL 34102
David V. Radlinski(2)(3)	206,215	(5)	5.3%
100 Columbia, Suite 100
Aliso Viejo, CA 92656
Eva Novotny(3)	79,133	(6)	2.1%
100 Columbia, Suite 100
Aliso Viejo, CA 92656
Mark Selawski(3)	36,513	(7)	1.0%
100 Columbia, Suite 100
Aliso Viejo, CA 92656
David A. Reed(2)	4,000	(8)	(11)
30931 Via Ultimo
San Juan Capistrano, CA 92675
Michael C. Tibbitts(2)	2,917	(9)	(11)
30721 Via Conquista
San Juan Capistrano, CA 92675
Frank R. Pope(2)	2,917	(9)	(11)
3460 Baker St.
San Francisco, CA 94123
Jack Olshansky(2)	1,597	(10)	(11)
78305 Sunrise Canyon Avenue
Palm Desert, CA 92211
All executive officers and directors	329,292		8.2%
as a group (7 persons) (12)

(1)	All such shares were held of record with sole voting and investment power, subject to applicable community property laws, by the named individual and/or by his wife, except as indicated in the following footnotes.
(2)	Director of the Company.
(3)	Executive officer of the Company.
(4)	Includes 26,460 shares in which Mr. Miller shares voting and dispositive power as adviser to the trustee of certain family trusts.
(5)	Includes 121,667 shares issuable upon exercise of presently outstanding stock options.
(6)	Includes 78,333 shares issuable upon exercise of presently outstanding stock options.
(7)	Includes 32,333 shares issuable upon exercise of presently outstanding stock options.
(8)	Includes 4,000 shares issuable upon exercise of presently outstanding stock options.
(9)	Includes 917 shares issuable upon exercise of presently outstanding stock options.
(10)	Includes 1,417 shares issuable upon exercise of presently outstanding stock options.
(11)	Percentage information is omitted because the beneficially owned shares represent less than 1% of the outstanding shares of the Company’s Common Stock.
(12)	Includes 239,584 shares issuable upon exercise of presently outstanding stock options.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid by the Company during each of the Company’s last three fiscal years to the Company’s Chief Executive Officer and to each of the Company’s other executive officers.

SUMMARY OF COMPENSATION TABLE

Long Term Compensation

		Annual Compensation			Awards		Payouts

Name and Principal Position	Fiscal Year	Salary (S)(1)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)(2)	LTIP Payouts ($)	All Other Compensation ($)

David V. Radlinski Chairman of the Board and Chief Executive Officer	2002 2001 2000	250,000 250,000 250,000	500 500 —	2,426 2,224	— — —	50,000 150,000 —	— —	— —

Mark Selawski Chief Financial Officer, Vice President of Finance and Secretary	2002 2001 2000	113,865 113,860 101,667	500 500 5,500	— —	— — —	20,000 20,000 —	— —	— —

Eva Novotny Executive Vice President of Sales and Marketing	2002 2001 2000	123,865 120,000 120,000	500 500 5,500	— —	— — —	— 20,000 —	— —	— —

(1)	In addition to the cash compensation shown in the table, executive officers of the Company may receive indirect compensation in the form of perquisites and other personal benefits. For each of the named executive officers, the amount of this indirect compensation in 2002, 2001 and 2000 did not exceed the lesser of $50,000 or 10% of the executive officer’s total salary and bonus for that year.
(2)	Options to acquire shares of Common Stock granted.

Employment Agreements

Mr. Radlinski - On August 13, 1998, the Company entered into an employment agreement with Mr. Radlinski to assure his continued service to the Company. The agreement runs for a term of five years, expiring on August 13, 2003. The agreement provides for a base salary of not less than $250,000 per year, subject to adjustments as authorized by the Board of Directors.

Mr. Radlinski was also eligible for bonuses based on performance of the Company’s Common Stock. The Common Stock’s closing price had to attain and remain at or above various levels, ranging from $11 to $21, for a period of 90 consecutive days. If these breakpoint prices were achieved within a set number of months, the longest which was 48 months, from the commencement of the contract, a cash bonus was payable following the achievement period. Each breakpoint bonus could be earned separately if achieved within the stated achievement period, but each bonus could only be awarded once. No bonuses were paid under these provisions.

Concurrent with the commencement of this agreement, the exercise prices of Mr. Radlinski’s existing stock options to purchase up to 350,000 shares of the Company’s Common Stock from $7.13 to $10.63 were reduced to equal $6.375 per share, the closing price per share of the Company’s Common Stock on the commencement date as reported on the NASDAQ National Market System. Such option agreements were amended to provide that they shall become fully exercisable, regardless of any otherwise applicable vesting requirements, (i) concurrently with any termination of Mr. Radlinski’s employment by the Company without “Good Cause” (as defined), or (ii) if there is an acquisition of substantially all of the Company’s assets or business while he is still employed by the Company and he does not immediately enter into an employment agreement with a buying or surviving party in the transaction (a “change in control”).

If he had been terminated without “Good Cause” or a change of control occurred within the first three years of the agreement, a severance payment of five times his then current base salary would have been due and payable. If he had been terminated without “Good Cause” or such a change of control occurred within the fourth year of the agreement, a severance payment of four times his then current base salary would have been due and payable. If he is terminated without “Good Cause” or a change of control occurs within the fifth year of the agreement, a severance payment of three times his then current base salary will be due and payable.

In addition to the preceding paragraph, if Mr. Radlinski had been terminated without Good Cause in the first three years of this agreement, he would have become a consultant to the Company for a period of five years following termination at a monthly compensation of $16,500 per month. If he had been terminated without Good Cause in the fourth year of this agreement, he would have become a consultant to the Company for a period of four years following termination at the same monthly compensation. If he is terminated without Good Cause in the fifth year of this agreement, he will become a consultant to the Company for a period of three years following termination at the same monthly compensation. The Company, during the consulting contract, shall provide term life insurance equivalent to the unpaid amount of the consulting fees as established above, payable to the beneficiary of his designation.

Mr. Selawski and Ms. Novotny—On August 13, 2002, the Company entered into employment agreements with both Mr. Selawski and Ms. Novotny to assure their continued service to the Company. The agreements run for a term of one year. The agreements provide for a base salary of not less than $120,000 per year for Mr. Selawski and $130,000 per year for Ms. Novotny, subject to adjustments as authorized by the Board of Directors.

STOCK OPTIONS GRANTS DURING 2002

The following table provides information related to the stock options granted in 2002.

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Shares Underlying Options Granted (#)(1)	% of Total Employee Options Granted in Fiscal Year	Exercise Price ($/Share)(2)	Expiration Date	5% ($)	10% ($)
David V. Radlinski	50,000	30%	4.51	7/23/08	76,670	173,635
Mark Selawski	20,000	12%	4.51	7/23/08	30,668	69,454

(1)	Each such option was granted under the Company’s 1997 Stock Incentive Plan and becomes exercisable, after six months following its grant date, with respect to 1/60 of the shares issuable for each elapsed full month during the five-year period after its grant date during which the grantee remains employed by the Company. The option terms are six years. Each such option is not transferable during the grantee’s lifetime and has to be exercised within three months after the grantee ceases to be employed by the Company for any reason, or in the case of the grantee’s death or total disability may be exercised within one year following his or her death or disability, and will then be exercisable only to the extent it is exercisable on the date the grantee ceases to be employed by the Company. Subject to certain exceptions set forth in the applicable agreement provisions, the exercisability of such options will be accelerated, and the options will thereafter terminate, if there is a reorganization, merger or consolidation as a result of which the Company is not the surviving corporation or the Company’s outstanding shares are changed into or exchanged for cash, property or securities not of the Company’s issue, or if there is a sale of all or substantially all of the Company’s assets. Such acceleration will not apply if appropriate provisions are made in such a transaction for the assumption of such options by, or the substitution of new options for such options covering the stock of, the surviving, successor or purchasing entity or its affiliate. In addition, acceleration of the option exercises occurs in the event of certain events specified in the plans or agreements, including the market price of the Company’s Common Stock reaching specified levels.
(2)	Subject to certain conditions, the exercise price may be paid by delivery of already owned shares and the tax withholding obligations related to exercise may be paid by reduction of the underlying shares.

STOCK OPTIONS HELD AT END OF FISCAL YEAR

The following table provides information related to options exercised during 2002 and options held by the named executive officers at December 31, 2002.

			Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
David V. Radlinski	—	—	190,833	159,167	—
Mark Selawski	—	—	46,333	33,667	—
Eva Novotny	—	—	74,667	15,333	—	—

(1)	The value is calculated based on the difference between the option exercise price and the market price for the Company’s Common Stock on the exercise date, multiplied by the number of shares purchased. For this purpose, the surrender or withholding of shares to pay the exercise price is not taken into account.
(2)	The closing price for the Company’s Common Stock as reported by the National Association of Securities Dealers (NASD) on December 31, 2002 was $3.00. Value is calculated on the basis of the difference between the option exercise price and $3.00, multiplied by the number of shares of Common Stock underlying the option.

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Committee

The Company’s Compensation Committee is composed of two nonemployee directors. The Committee’s primary responsibility is to review and recommend to the Board executive officer compensation packages, including bonus programs and employee benefit plans. In addition, the Committee reviews management’s proposed compensation packages for other officers and certain employees of the Company.

Compensation Philosophy

The Committee’s philosophy on executive officer compensation is to link executive pay with the Company’s annual and long-term performance. The Committee firmly believes that it must establish compensation packages that are competitive with local and national medical device companies in order to attract, motivate and retain the highest caliber executives. In addition, the Committee aligns executive officer and shareholder interests by establishing compensation packages that create a direct link between compensation and shareholder return on investment.

Components of Executive Compensation

The primary components of executive compensation are base salary and long-term equity incentives.

Base Salary.    The Committee’s approach to base salary is to offer competitive salaries in comparison to other companies within the Company’s industry, adjusted for the size of the Company, its stage of development and the level of responsibility, experience, performance and contribution of each executive officer to the Company’s growth and profitability. The Committee annually reviews the executive officers’ compensation packages and compares them to market compensation levels. The Committee may supplement this market information with input from experienced outside consultants to ensure that compensation levels are equitable and consistent with sound personnel practices.

Long-Term Equity Incentives.    Generally, the Company grants annual long-term equity incentives in the form of stock options to executive officers. The level of the annual stock awards is determined subjectively by the Committee and is based, in part, on the executive’s contribution to the Company during the prior year, as well as the overall performance and growth of the Company.

The stock options granted to executive officers typically vest over a period of 5 years, have a term of 6 years and are granted at fair market value. The vesting periods are designed to establish an executive’s long-term affiliation with the Company and, by tying the exercise price to the Company’s market valuation at the time the stock options are granted, to motivate executives to reach performance goals and increase shareholder value.

Chief Executive Officer Compensation

To reward Mr. Radlinski for the Company’s steady performance and in connection with the Company’s consideration of acquisitions and other strategic alternatives aimed at more rapidly increasing shareholder value, during the third quarter of fiscal 1998 the Committee authorized a new compensation package for Mr. Radlinski. The new compensation package was specifically designed to reward Mr. Radlinski for optimizing the resources of the Company to promote increased rates of growth and to provide shareholders with tangible value. In designing the new compensation package, the Committee relied, in part, upon the advice of an outside consultant with considerable experience in the area of executive compensation.

As described more fully under “Employment Agreements” above, Mr. Radlinski’s compensation package provides for an annual base salary of not less than $250,000 and agreed severance payments. Mr. Radlinski was also eligible to receive performance-based cash bonuses that were tied directly to the performance of the Company’s Common Stock. Finally, stock options to purchase an aggregate of 350,000 shares of the Company’s Common Stock held by Mr. Radlinski with exercise prices from $7.13 to $10.63, including options to purchase 50,000 shares granted in 1998, were repriced as part of the general 1998 repricing of outstanding options to $6.375 per share, the fair market value of the Company’s Common Stock on the date the new compensation arrangement was agreed to. Tying Mr. Radlinski’s cash bonuses and option exercise prices directly to the performance of the Company’s Common Stock was intended to create a strong “mutuality of interest” between Mr. Radlinski and the shareholders of the Company.

In 2002, options of Mr. Radlinski to purchase up to 50,000 shares of the Company’s Common stock expired unexercised. New options to purchase 50,000 shares at $4.51 per share were granted, as described under “Stock Option Grants During 2002” above. No other changes were made to Mr. Radlinski’s compensation plan during 2002.

COMPENSATION COMMITTEE

David Reed

Jack Olshansky

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2002 David Reed and Jack Olshansky served as the members of the Company’s Compensation Committee. Neither such individual is a current or former officer or employee of the Company or any of its subsidiaries, except that Mr. Olshansky served as the Company’s Interim President from November 1989 to June 1990. During 2002 there were no compensation committee interlocks between the Company and other entities involving Medstone executive officers serving as directors or members of compensation or similar committees of such other entities.

CERTAIN RELATIONSHIPS AND INVESTMENTS

K. BIOTECH

In 1998, the Company was made aware of an opportunity to invest in a developmental biotech drug company catering to the members of the International Centre for Genetic Engineering and Biotechnology (“ICGEB”), a United Nations sponsored institute. k. Biotech purchased license agreements for formulas, developed by the ICGEB, for commercialization purposes in the Indian sub-continent as its primary market. The Company purchased $325,000 of preferred stock to assist k. Biotech in establishing itself as a viable business entity. As of September 2001, the Company had recognized $45,338 as its share of the losses of k.Biotech, and since that date has reserved the remaining $279,662 investment as k.Biotech seeks additional funds to continue the next stage of its business plan. One of the Company’s directors, Mr. Pope, is an investor in k.Biotech.

MEDICREDIT.COM, INC.

In April 2000, the Company purchased common stock representing a 46% interest in Medicredit.com, Inc. (“4Medicredit”) for $1 million in cash. Medicredit, a California-based company, funded and serviced loans to physicians to finance elective surgeries in the cosmetic and cash paying sector of healthcare. Mssrs. Radlinski and Selawski served on the Medicredit Board of Directors. Along with the cash investment in Medicredit, the Company also agreed to a subordinated line of credit of up to $2 million at the prime interest rate. Based on the Company’s review of the current cash flow and equity balance of Medicredit during 2001, it was determined that a reserve of the entire balance of $953,011 should be recorded against the investment carrying value and a reserve of the entire balance of $2 million should be recorded against the subordinated debt value. In December 2002, the Company completed a sale of both the 46% interest and $2 million subordinated loan to a private partnership for $1 million in cash. This sale was recorded as a $1 million gain in other income in 2002. Mssrs. Radlinski and Selawski resigned from the Board of Directors of Medicredit and the Company no longer has any financial interest in Medicredit.

ARCOMA AB

In September 2001, the Company purchased common stock representing a 25% interest in Arcoma AB (“Arcoma”) for $1 million in cash. Arcoma, based in Vaxjo, Sweden, is a designer and manufacturer of medical imaging tables/devices. Arcoma is a supplier of several types of tables that the Company currently markets, including the UroPro table introduced in 2000. The Company will continue to expand its distribution of Arcoma-designed devices in the United States in future years. The Company purchases equipment and services from Arcoma as part of its business and paid Arcoma $801,000 and $870,000 for those products and services in 2002 and 2001, respectively.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

The Company is not aware of any director, officer or 10% shareholder who during 2002 failed to file on a timely basis any report regarding the Company’s securities required by Section 16(a) of the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

Our Committee has reviewed and discussed with the management of the Company the audited consolidated financial statements of the Company as of December 31, 2001 and 2002 and for each of the three years in the period ended on December 31, 2002 (the “Audited Financial Statements”). Management has primary responsibility for the Company’s financial statements, internal controls and financial reporting process. The Company’s independent auditing firm, Moss Adams LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

The Committee has discussed with the auditing firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee also has received from the auditing firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees) and has discussed with the auditing firm its independence from the Company.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

This Report does not constitute soliciting material and shall not be deemed filed as part of or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that this Report be treated as soliciting material or specifically incorporates this Report by reference therein.

AUDIT COMMITTEE

Frank R. Pope

Jack Olshansky

Michael C. Tibbitts

PERFORMANCE GRAPH

Comparison of Five Year-Cumulative Total Returns

Performance Graph for

Medstone International, Inc.

Company Index:	MEDSTONE INTERNATIONAL, INC. (Fiscal Year-end 12/31/02)
Market Index:	NASDAQ Stock Market (US Companies)
Peer Index:	Companies in the Self-Determined Peer Group: Candela Corp., Prime Medical Services, Inc., EDAP TMS, S.A., Trimedyne, Inc. and Healthtronics Surgical Services, Inc.

Total Returns Index for:	12/1997	12/1998	12/1999	12/2000	12/2001	12/2002
MEDSTONE INTERNATIONAL, INC.	100.0	63.3	45.8	56.6	41.0	28.9
NASDAQ Stock Market (US Companies)	100.0	141.0	261.5	157.8	125.2	86.5
Self-Determined Peer Group	100.0	54.6	90.1	49.9	52.0	65.2

NOTES:	A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.
	B.	The indexes are reweighed daily, using the market capitalization on the previous trading day.
	C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
	D.	The index level for all series was set to $100.00 on 12/31/97

OTHER MATTERS

The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Meeting. Should any other matters properly come before the Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

ANNUAL REPORT

The Company’s 2002 Annual Report to Stockholders is being mailed to stockholders concurrently with this Proxy Statement, but such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY’S SECRETARY, MR. MARK SELAWSKI, AT MEDSTONE INTERNATIONAL, INC., 100 COLUMBIA, SUITE 100, ALISO VIEJO, CALIFORNIA 92656.

FOR THE BOARD OF DIRECTORS,

Mark Selawski, Secretary

Aliso Viejo, California

June 13, 2003

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES ON, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

PROXY

MEDSTONE INTERNATIONAL, INC.
Annual Meeting of Stockholders, July 24, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MEDSTONE INTERNATIONAL, INC.

The undersigned hereby appoints David V. Radlinski and Mark Selawski, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of Common Stock of Medstone International, Inc. held of record by the undersigned on June 9, 2003, at the Annual Meeting of Stockholders to be held on July 24, 2003, and at any adjournments thereof.

BY SIGNING AND DATING THE REVERSE SIDE OF THIS CARD, THE UNDERSIGNED AUTHORIZE(S) THE PROXIES TO VOTE EACH PROPOSAL, AS MARKED, OR IF NOT MARKED TO VOTE “FOR” EACH PROPOSAL. PLEASE COMPLETE AND MAIL THIS CARD AT ONCE IN THE ENVELOPE PROVIDED.

THIS PROXY IS REVOCABLE AND THE UNDERSIGNED MAY REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE. ATTENDANCE OF THE UNDERSIGNED AT THE ABOVE MEETING OR ANY ADJOURNED OR POSTPONED SESSION THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED WILL INDICATE AFFIRMATIVELY THEREAT THE INTENTION OF THE UNDERSIGNED TO VOTE SAID SHARES IN PERSON.

(Continued and to be signed and dated on reverse side)
________________ SEE REVERSE SIDE ________________

ÚFOLD AND DETACH HEREÚ

The Board of Directors recommend a Vote “FOR”

1. ELECTION OF DIRECTORS

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

(Instructions: To withhold authority to vote for any individual nominee, line through or otherwise strike out the nominee’s name below)

David V. Radlinski, Frank R. Pope, Jack Olshansky, David A. Reed and Michael Tibbitts

2. RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2003.

☐ FOR ☐ AGAINST	☐ ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING IN ACCORDANCE WITH APPLICABLE RULES.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED

HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY

WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

DATED: , 2003

Signature

Signature

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other company authorized officer. If a partnership or limited liability company, please sign in partnership or company name by authorized person.

☐ I PLAN TO ATTEND THE MEETING

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please Detach Here ÚYou Must Detach This Portion of the Proxy CardÚ Before Returning it in the Enclosed Envelope